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                                             For More Information:
                                             Chris Close (610) 902-6257
                                             chris.close@airgas.com



       AIRGAS PROVIDES EARNINGS UPDATE FOR FISCAL THIRD QUARTER


     RADNOR, Pennsylvania, January 8, 2001 - Airgas, Inc. (NYSE - ARG) announced that it expects to report fiscal third quarter after-tax cash flow (net earnings, plus depreciation, amortization and deferred taxes) in the range of $.50 to $.52 per diluted share, which is $.03 to $.05 per share below previous estimates. The Company expects to report earnings per share in the range of $.10 to $.12, also below previous estimates by $.03 to $.05 per share.

     The Company reported that same-store sales were strong in October and November, which combined were up approximately 5%, whereas December same-store sales declined nearly 3%. Airgas believes that a large portion of the sales slowdown resulted from severe weather in December across many parts of the country. Excluding the weather effect, sales would have been flat for the month. In addition, higher costs continued to negatively impact results.

     "I am disappointed with our results especially after the momentum we generated in the first two quarters," commented Peter McCausland, chairman and chief executive officer. "While we have been raising prices, the increases obtained have not been sufficient to date to offset rising costs, particularly those related to the unexpected surge in energy prices. As announced in late December, we are taking a more aggressive, disciplined stance on raising prices and we expect the yield to improve. In addition, we are watching our daily sales rates very closely and may announce a cost reduction plan, which could result in a fourth-quarter charge to cover related costs.

     "We remain confident in our strategy," continued Mr. McCausland. "Several parts of our business continue to perform quite well, including national accounts, the Gas Operations segment, and our safety and welder rental businesses. Free cash flow is strong and we reduced debt by $24 million during the quarter. We will take the necessary actions to restore operating margins and increase overall profitability."

     Commenting on the fiscal fourth quarter, Mr. McCausland added, "We hope to see benefits from price increase and cost reduction actions in the fourth quarter. Assuming that sales rebound from December's low levels, we expect to see some sequential improvement in fourth-quarter results, excluding any charge."

     The Company will officially announce third quarter results on January 25th and hold a teleconference on January 26th.

     Airgas, Inc. is the largest distributor of industrial, medical and specialty gases and welding equipment and one of the largest distributors of safety supplies in the United States. Airgas' integrated distributor network consists of approximately 700 locations, including branches, packaged gas fill plants, distribution centers, and inbound and outbound telemarketing operations. Airgas can be visited on the Internet at www.airgas.com.


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                      Forward-Looking Statements

     This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: the Company's expectations regarding price increases and the impact on earnings in the future; the Company's cost reduction plan; the future performance of the national accounts, Gas Operations, safety and welder rental businesses; the Company's reduction of debt; improvements in fourth-quarter operating results; the anticipated fourth quarter charge; the Company's actions to restore operating margins and profitability; and, a sequential improvement in fourth-quarter results. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the market acceptance of the Company's price increases; increased cost pressures; an economic downturn (including adverse changes in the specific markets for our products); increased competition; customer acceptance of the Company's products; adverse changes in customer buying patterns; the inability of the Company to grow sales, earnings and cash flow; and other factors described in the Company's reports, including Form 10-K dated March 31, 2000 and Form 10-Q dated September 30, 2000, filed by the Company with the Securities and Exchange Commission.